UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
   THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 333-128335


                                  AMMOGEM CORP.
             (Exact name of registrant as specified in its charter)


                              2316A Willemar Avenue
                         Courtenay, B.C. Canada V9N 3M8
                               Phone (250)898-8882
          (Address and telephone number of principal executive offices)


                                  Common Stock
            (Title of each class of securities covered by this Form)


                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [X]          Rule 12h-3(b)(1)(ii) [ ]
           Rule 12g-4(a)(1)(ii) [X]          Rule 12h-3(b)(2)(i)  [ ]
           Rule 12g-4(a)(2)(i)  [ ]          Rule 12h-3(b)(2)(ii) [ ]
           Rule 12g-4(a)(2)(ii) [ ]          Rule 15d-6           [X]
           Rule 12h-3(b)(1)(i)  [ ]

Approximate number of holders of record as of the certification or notice date:
44

Pursuant to the requirements of the Securities Exchange Act of 1934 Ammogem Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 14, 2005                 By: /s/ Lawrence Jean
                                           ------------------------------
                                           Lawrence Jean, President